EXHIBIT 99.1

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the accompanying Consolidated Financial Statements and Notes thereto.

Business Overview
Newell Rubbermaid is a global marketer of consumer and commercial products that touch the lives of people where they work, live and play. The Company’s products are marketed under a strong portfolio of brands, including Rubbermaid®, Levolor®, Calphalon®, Goody®, Sharpie®, Paper Mate®, Parker®, Waterman®, Irwin®, Lenox®, Dymo®, Graco® and Aprica®. The Company’s multi-product offering consists of well-known, name-brand consumer and commercial products in three business segments: Newell Consumer, Newell Professional and Baby & Parenting.
Business Strategy
Newell Rubbermaid’s vision is to be a global company of Brands That Matter™ and great people, known for best-in-class results. The Company is committed to building consumer-meaningful brands through understanding the needs of consumers and using those insights to create innovative, highly differentiated product solutions that offer performance and value. The Company’s strategy is to build Brands That Matter™ to drive demand, fuel growth through margin expansion and scale synergies, and leverage the portfolio for faster growth.

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Building Brands That Matter™ to drive demand involves continued focus on insight-driven innovation, developing best-in-class marketing and branding capabilities across the organization, and investing in strategic brand-building activities, including investments in research and development to better understand target consumers and their needs.

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Fueling growth through margin expansion and scale synergies entails continued focus on achieving best cost and improving productivity through the adoption of best-in-class practices, including leveraging scale, optimizing the supply chain to improve capacity utilization and to deliver productivity savings, reducing costs in nonmarket-facing activities, designing products to optimize input costs and utilizing strategic sourcing partners when it is cost effective. Achieving best cost allows the Company to improve its competitive position, generate funds for increased investment in strategic brand-building initiatives and preserve cash and liquidity.

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Leveraging the portfolio includes more complete deployment of the Company's brands in existing customers and geographies, accelerating expansion outside North America, targeting investment in higher growth businesses and categories, and acquiring businesses that facilitate geographic and category expansion, thus enhancing the potential for growth and improved profitability.

In implementing the three tenets of its strategy, the Company is focused on Everyday Great Execution, or "EDGE", to capitalize on and maximize the benefits of investment and growth opportunities and to optimize the cost structure of the business.
The Company’s core organizing concept is the global business unit (“GBU”). The Company is organized into GBUs, and each GBU supports one or more of the Company’s key brands worldwide, with a focus on developing and marketing differentiated products designed to meet consumers’ needs. The GBU structure positions the business units to leverage research and development, branding, marketing and innovation on a global basis and facilitates the Company’s objective of optimizing working capital and shared resources.
Project Renewal Organizational Structure Impacts
Effective January 1, 2012, the Company, as part of Project Renewal, implemented changes to its organizational structure that resulted in the consolidation of the Company's three operating groups into two and the consolidation of its 13 GBUs into nine. One of the two new operating groups is primarily consumer-facing ("Newell Consumer"), while the other is primarily commercial-facing ("Newell Professional"). In addition, the Baby & Parenting GBU operates as a stand-alone operating segment.

Newell Consumer comprises four GBUs — Home Organization & Style (combines Rubbermaid Consumer, Décor and Beauty & Style); Writing & Creative Expression (combines Everyday Writing and Markers, Highlighters, Art & Office Organization); Fine Writing & Luxury Accessories; and Culinary Lifestyles. Newell Professional consists of four GBUs — Commercial Products; Construction Tools & Accessories (with the addition of the Hardware GBU); Labeling Technology & Integrated Solutions (formerly the Technology GBU); and Industrial Products & Services. Baby & Parenting reports directly to the Company's Chief Executive Officer.
The Company’s GBUs are aggregated into three operating segments, which are as follows:

Segment	GBU	Key Brands	Description of Primary Products
Newell Consumer	Home, Organization & Style	Rubbermaid®, Levolor®, Goody®	Indoor/outdoor organization, food storage and home storage products; window treatments; hair care accessories
	Writing & Creative Expression	Sharpie®, Expo®, Paper Mate®	Writing instruments, including pens, pencils, markers and highlighters
	Fine Writing & Luxury Accessories	Parker®, Waterman®	Fine writing instruments and leather goods
	Culinary Lifestyles	Calphalon®	Gourmet cookware, bakeware, cutlery and small kitchen electrics
Newell Professional	Commercial Products	Rubbermaid® Commercial Products	Cleaning and refuse products, hygiene systems, material handling solutions and medical and computer carts, and wall-mounted work stations
	Construction Tools & Accessories	Irwin®, Shur-line®, Bulldog®	Hand tools and power tool accessories, manual paint applicators and convenience hardware
	Labeling Technology & Integrated Solutions	Dymo®, Mimio®	Office technology solutions such as label makers and printers and interactive teaching solutions
	Industrial Products & Services	Lenox®	Industrial bandsaw blades, power tool accessories and cutting tools for pipes and HVAC systems
Baby & Parenting	Baby & Parenting	Graco®, Aprica®	Infant and juvenile products such as car seats, strollers, highchairs, and playards

Market and Performance Overview
The Company operates in the consumer and commercial products markets, which are generally impacted by overall economic conditions in the regions in which the Company operates. The Company’s results in 2011 were impacted by the following factors:

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Core sales increased 1.8% in 2011, compared to 2010, driven by core sales growth in the U.S. and emerging markets, with double-digit increases in Latin America and Asia Pacific, as the Company continues its focus on expanding geographically and into emerging markets. European core sales declined 3.4%, compared to 2010, due to weak consumer spending resulting from the challenging macroeconomic environment.

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Core sales increased 5.7% in Newell Professional, led by double-digit core sales growth in the Industrial Products & Services GBU. Core sales increased 1.0% in Newell Consumer, led by high single-digit core sales growth in the Culinary Lifestyles GBU. Core sales decreased 5.5% in Baby & Parenting due to declines in the product category.

•	Input and sourced product cost inflation, partially offset by productivity and pricing, resulted in a 40 basis point gross margin decrease compared to 2010.

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Continued selective spend for strategic SG&A activities to drive sales, enhance the new product pipeline and increase geographic expansion. During 2011, the Company’s spend for strategic brand-building and consumer demand creation activities included spend for the following:

•	Graco® Smart Seat™ All-In-One Car Seat, the first all-in-one car seat to feature a one-time install, stay-in-car Smart Base™ that accommodates newborns all the way up to children weighing 100 pounds;

•	Expansion of the Aprica® product line in Japan with car seats and strollers with features to enhance comfort, convenience and maneuverability;

•	Launch of the Rubbermaid® Glass with Easy Find Lids food storage platform, which combines the nesting, stacking and “no spill lid” system with the reheating and serving advantages of glass;

•	Ongoing support for the Rubbermaid® Reveal™ Microfiber Spray Mop that helps consumers clean floors better, while reducing waste and saving money;

•	The continued rollout of the Size-in-Store program, which leverages advanced technology to make it easy for consumers to purchase custom-sized Levolor® blinds and shades right in the store;

•	The launch of Calphalon® Kitchen Electrics, which are designed to provide accurate temperature control, even heat delivery and ensure foods cook evenly and thoroughly, for reliable results;

•	Initiatives to support geographic expansion, with a particular focus on activities supporting launches of Paper Mate® and Sharpie® products in Brazil;

•	Launch of Paper Mate®’s InkJoy® line of writing instruments, which feature innovative ultra-low-viscosity ink for a smooth writing experience, rolled out worldwide, starting in Latin America;

•	Continued expansion of dedicated Parker® “shop-in-shop” retail outlets in China and other regions to enhance in-store merchandising;

•	Launches of the Parker® Sonnet™ Collection, the Parker® Ingenuity Collection featuring Parker 5th™ Technology and the Waterman® Pure White™ collection;

•	Expansion of sales forces in the Technology and Industrial Products & Services GBUs to drive greater sales penetration and enhance the availability of products;

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Rubbermaid® Commercial Products HYGEN Clean Water System, which is a revolutionary mopping system featuring an integrated, innovative water filter for generating cleaner water from dirty mopping water; and

•	The launch of Lenox®’s innovative new hole saw, which features a unique slotted design for easy plug removal.

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Non-cash impairment charges of $382.6 million were recorded as a result of the Company's annual impairment testing of goodwill and indefinite-lived intangible assets, principally relating to impairment of goodwill in the Baby & Parenting and Hardware GBUs.

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Divestiture of the hand torch and solder business, which resulted in an after-tax loss on the sale of $15.2 million. This loss, when combined with the $5.8 million of net income from operations of the hand torch and solder business and other items, was reported as a $9.4 million net loss from discontinued operations in 2011.

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Commenced the implementation of Project Renewal with restructuring charges of $31.2 million incurred in the fourth quarter of 2011 and continued the execution of the European Transformation Plan, which includes projects designed to prepare the region for the implementation of an enterprise resource planning system, centralize decision making in the Geneva headquarters and improve the financial performance of the European business.

•	The expiration of various worldwide statutes of limitation for certain tax periods resulted in the recognition of $49.0 million of previously unrecognized tax benefits.

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Completion of the Capital Structure Optimization Plan after finalization of the accelerated stock buyback program in March 2011, resulting in an additional 2 million shares of the Company’s common stock being repurchased and retired. In addition, the Company exchanged shares and cash for an additional $20 million principal amount of the extant convertible notes in 2011, essentially eliminating these notes from the Company’s capital structure.

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Commenced a $300.0 million three-year share repurchase plan that expires in August 2014, pursuant to which the Company repurchased and retired 3.4 million shares of common stock for $46.1 million during 2011.

•	The Company’s Board of Directors approved a 60% increase in the Company’s quarterly dividend from $0.05 per share to $0.08 per share, which took effect with the Company’s dividend paid in June 2011.

Key Initiatives
Project Renewal
In October 2011, the Company launched Project Renewal, a program designed to reduce the complexity of the organization and increase investment in the most significant growth platforms within the business, funded by a reduction in structural selling, general & administrative ("SG&A") costs. Cost savings from the program are expected to be achieved in large part through the consolidation of three operating groups into two — Newell Professional and Newell Consumer — and of 13 GBUs into nine, with the Baby & Parenting GBU operating as a stand-alone operating segment.
In connection with the program, the Company expects to incur cash costs of $75 to $90 million and record pretax restructuring charges in the range of $90 to $100 million through the end of 2012, the majority of which are employee-related cash costs, including severance, retirement, and other termination benefits and costs. Charges of between $55 and $70 million are expected to be incurred in 2012. The consolidation of a limited number of manufacturing facilities and distribution centers has also been initiated as part of the program, with the goal of increasing operational efficiency, reducing costs, and improving gross margin, and the Company estimates a total net headcount reduction of approximately 500 resulting from Project Renewal. Through December 31, 2011, the Company has incurred restructuring charges of approximately $31 million under Project Renewal.
In the fourth quarter of 2011, the Company began reducing structural overhead to facilitate the consolidation of the three operating groups into two and the 13 GBUs into nine, which resulted in a headcount reduction of approximately 175 employees. In addition, the Company announced the closure of the Greenville, Texas, manufacturing facility, with the operations of the facility being consolidated into the Company's existing manufacturing facilities in the states of Kansas and Ohio.
The Company expects to generate cost savings of approximately $90 to $100 million when the program is fully implemented by the end of 2012. The majority of the savings will be reinvested in the business to unlock accelerated growth.
European Transformation Plan
In June 2010, the Company announced a program to simplify and centralize its European business (the “European Transformation Plan”). The European Transformation Plan includes initiatives designed to transform the European organizational structure and processes to centralize certain operating activities, improve performance, leverage the benefits of scale and to contribute to a more efficient and cost-effective implementation of an enterprise resource planning system in Europe, all with the aim of increasing operating margin in the European region to at least ten percent.
The European Transformation Plan is expected to result in aggregate restructuring and other plan-related costs of $110 to $115 million. The European Transformation Plan is expected to be completed by the end of 2012 and is expected to result in cumulative restructuring charges totaling between $40 and $45 million, substantially all of which are employee-related cash costs, including severance, retirement, and other termination benefits and relocation costs. The Company also expects to incur an additional $70 to $75 million of incremental selling, general and administrative expenses, referred to herein as restructuring-related charges, to implement the European Transformation Plan. Through December 31, 2011, the Company has incurred restructuring and restructuring-related charges of approximately $19 million and $53 million, respectively, under the European Transformation Plan. The Company expects to realize annual after-tax savings of $55 to $65 million upon completion of the implementation of the European Transformation Plan, the majority of which have been realized and are included in the Company's 2011 operating results.
In 2011, as part of its European Transformation Plan, the Company completed the relocation of key personnel to Geneva, Switzerland. In addition, the Company vacated and closed offices in two locations in the European region. The Company has also undertaken various projects to maximize gross margins and centralize operations in the region.
One Newell Rubbermaid
The Company strives to leverage the common business activities and best practices of its GBUs, and to build one common culture of shared values with a focus on collaboration and teamwork. Through this initiative, the Company has established regional shared service centers to leverage nonmarket-facing functional capabilities to reduce costs. In addition, the Company has consolidated the leadership and strategic operations of five of the Company’s GBUs into the Company’s headquarters facilities to facilitate the sharing of knowledge and better leverage best practices.
The Company is also migrating multiple legacy systems and users to a common SAP global information platform in a phased, multi-year rollout. SAP is expected to enable the Company to integrate and manage its worldwide business and reporting processes more efficiently. Through December 31, 2011, the North American operations of substantially all of the Company's nine GBUs have successfully gone live with their SAP implementation efforts. The Company’s European operations are expected to go live on SAP in the first half of 2012.

CONSOLIDATED RESULTS OF OPERATIONS

The Company believes the selected data and the percentage relationship between net sales and major categories in the Consolidated Statements of Operations are important in evaluating the Company's operations. The following table sets forth items from the Consolidated Statements of Operations as reported and as a percentage of net sales for the year ended December 31, (in millions, except percentages):

	2011		2010		2009
Net sales	$5,864.6	100.0%	$5,658.2	100.0%	$5,483.4	100.0%
Cost of products sold	3,659.4	62.4	3,509.5	62.0	3,453.3	63.0
Gross margin	2,205.2	37.6	2,148.7	38.0	2,030.1	37.0
Selling, general and administrative expenses	1,515.3	25.8	1,447.8	25.6	1,354.8	24.7
Impairment charges	382.6	6.5	—	—	—	—
Restructuring costs	50.1	0.9	77.4	1.4	100.0	1.8
Operating income	257.2	4.4	623.5	11.0	575.3	10.5
Nonoperating expenses:
Interest expense, net	86.2	1.5	118.4	2.1	140.0	2.6
Losses related to extinguishments of debt	4.8	0.1	218.6	3.9	4.7	0.1
Other expense (income), net	13.7	0.2	(7.3)	(0.1)	2.0	—
Net nonoperating expenses	104.7	1.8	329.7	5.8	146.7	2.7
Income before income taxes	152.5	2.6	293.8	5.2	428.6	7.8
Income tax expense	17.9	0.3	5.6	0.1	142.8	2.6
Income from continuing operations	134.6	2.3	288.2	5.1	285.8	5.2
(Loss) income from discontinued operations	(9.4)	(0.2)	4.6	0.1	(0.3)	—
Net income	$125.2	2.1%	$292.8	5.2%	$285.5	5.2%

Results of Operations — 2011 vs. 2010
Net sales for 2011 were $5,864.6 million, representing an increase of $206.4 million, or 3.6%, from $5,658.2 million for 2010.
The following table sets forth an analysis of changes in consolidated net sales for 2011 as compared to 2010 (in millions, except percentages):

Core sales	$102.0	1.8%
Foreign currency	104.4	1.8
Total change in net sales	$206.4	3.6%
Core sales increased 1.8% compared to the prior year driven by growth in the Company’s international businesses, particularly in emerging markets, with double-digit core sales growth in the Latin America and Asia Pacific regions, across substantially all segments. Excluding foreign currency, sales at the Company’s international and North American businesses increased 3.5% and 1.2%, respectively. Foreign currency contributed 1.8% to the increase in net sales.
Gross margin, as a percentage of net sales, for 2011 was 37.6%, or $2,205.2 million, versus 38.0% of net sales, or $2,148.7 million, for 2010. The primary driver of the 40 basis point gross margin decrease was input and sourced product cost inflation, partially offset by pricing and productivity.
SG&A expenses for 2011 were 25.8% of net sales, or $1,515.3 million, versus 25.6% of net sales, or $1,447.8 million, for 2010. In constant currency, SG&A expenses increased $36.6 million due to $39.8 million of incremental investments in brand-building and other strategic SG&A activities to support marketing initiatives, advertising and promotions, new market entries and global expansion. SG&A expenses for 2011 include $6.3 million of incremental costs incurred due to the Company's Chief Executive Officer transition and an increase of $22.2 million in restructuring-related costs for the European Transformation Plan. The aforementioned increases were partially offset by $31.7 million lower structural SG&A costs, which resulted primarily from lower incentive compensation costs in 2011 compared to 2010.
As a result of the Company's annual impairment testing of goodwill and indefinite-lived intangible assets, the Company recorded non-cash impairment charges of $382.6 million during 2011, principally relating to the impairment of goodwill in the Company's Baby & Parenting and Hardware GBUs. There were no similar charges recorded during 2010.

The Company recorded restructuring costs of $50.1 million and $77.4 million for 2011 and 2010, respectively. The year-over-year decrease in restructuring costs was attributable to the completion of Project Acceleration in 2010. The restructuring costs for 2011 relate to Project Renewal and the European Transformation Plan and consisted of $8.4 million of facility and other exit and impairment costs, $33.2 million of employee severance, termination benefits and employee relocation costs, and $8.5 million of exited contractual commitments and other restructuring costs. The restructuring costs in 2010 primarily relate to Project Acceleration and included $6.0 million of facility and other exit and impairment costs, $53.5 million of employee severance, termination benefits and employee relocation costs, and $17.9 million of exited contractual commitments and other restructuring costs. See Footnote 4 of the Notes to Consolidated Financial Statements for further information.
Operating income for 2011 was 4.4% of net sales, or $257.2 million, versus 11.0% of net sales, or $623.5 million for 2010. Excluding the impact of the $382.6 million of impairment charges, which were 6.5% of net sales, operating income for 2011 would be $639.8 million, or 10.9% of net sales for 2011.
Net nonoperating expenses for 2011 were $104.7 million versus $329.7 million for 2010. Interest expense for 2011 was $86.2 million, a decrease of $32.2 million from $118.4 million for 2010, due to lower overall borrowing costs resulting from the Capital Structure Optimization Plan, a more favorable interest rate environment and a higher mix of short-term borrowings. Losses related to extinguishments of debt were $4.8 million for 2011 compared to $218.6 million in 2010. The losses related to extinguishments of debt of $218.6 million recognized in 2010 relate to the retirement of $279.3 million of the $300.0 million aggregate principal amount of 10.60% senior unsecured notes due April 2019 and $324.7 million principal amount of the $345.0 million 5.50% convertible senior notes due 2014 pursuant to the Capital Structure Optimization Plan. During 2011, the Company has recognized $14.7 million of foreign exchange transactional losses; however, during 2010, the Company recognized foreign exchange gains of $6.9 million principally related to a foreign exchange gain of $5.6 million associated with the Company’s transition to the Transaction System for Foreign Currency Denominated Securities ("SITME") rate for remeasuring the Company’s Venezuelan assets and liabilities denominated in Bolivar Fuerte.
The Company recognized income tax expense of $17.9 million and $5.6 million for 2011 and 2010, respectively. The change in the income tax expense was primarily attributable to the $382.6 million of impairment charges in 2011 which were only partially deductible, and $218.6 million of losses related to extinguishments of debt in 2010 which were fully deductible. The change in the income tax expense was also attributable to the recognition of income tax benefits of $49.0 million in 2011 due to the reversal of accruals for certain tax contingencies, including interest and penalties, upon the expiration of various worldwide statutes of limitation, and the recognition of $63.6 million of previously unrecognized tax benefits in 2010 as a result of the Company entering into a binding closing agreement related to its 2005 and 2006 U.S. Federal income tax examination, including all issues that were at the IRS Appeals Office.
The net loss from discontinued operations was $9.4 million for 2011 compared to net income from discontinued operations of $4.6 million for 2010. The loss on disposal of discontinued operations for 2011 was $15.2 million, after tax, related to the disposal of the hand torch and solder business. See Footnote 2 of the Notes to Consolidated Financial Statements for further information.
Results of Operations — 2010 vs. 2009
Net sales for 2010 were $5,658.2 million, representing an increase of $174.8 million, or 3.2%, from $5,483.4 million for 2009. The following table sets forth an analysis of changes in consolidated net sales for 2010 as compared to 2009 (in millions, except percentages):

Core sales	$254.3	4.6%
Foreign currency	2.2	—
Product line exits and rationalizations	(81.7)	(1.5)%
Total change in net sales	$174.8	3.2%
Core sales increased 4.6% compared to the prior year resulting from higher volumes primarily due to increases in demand, particularly internationally, and restocking by customers in anticipation of future increases in consumer demand, particularly in the geographic regions and channels where inventories were reduced in late 2008 and early 2009. The higher volumes were also attributable to new products launched during 2010, distribution gains and geographic expansion. Core sales at the Company’s North American and international businesses increased approximately 3.6% and 7.9%, respectively, versus the prior year. Product line exits reduced year-over-year sales by 1.5% while foreign currency had a negligible impact.
Gross margin, as a percentage of net sales, for 2010 was 38.0%, or $2,148.7 million, versus 37.0% of net sales, or $2,030.1 million, for 2009. The primary drivers of the 100 basis point gross margin improvement were productivity gains from several initiatives, including Project Acceleration, and improved product mix, partially offset by input cost inflation.
SG&A expenses for 2010 were 25.6% of net sales, or $1,447.8 million, versus 24.7% of net sales, or $1,354.8 million for 2009, with currency having a negligible impact on the year-over-year increase. Approximately 30 basis points of the 90 basis point increase in SG&A expenses as a percentage of sales is attributable to restructuring-related charges incurred in connection with the European Transformation Plan in 2010. The remaining increase was mainly due to the Company’s increased spend for brand-building and other strategic SG&A activities, such as marketing initiatives, advertising and promotions, sales force increases and the implementation of SAP.
The Company recorded restructuring costs of $77.4 million and $100.0 million for 2010 and 2009, respectively. The decrease in restructuring costs is largely attributable to lower costs associated with reducing the Company’s manufacturing and distribution footprint, as the Company completed Project Acceleration in 2010. In addition, the Company incurred lower restructuring costs associated with restructuring programs focused on streamlining the organizational structure to reduce structural SG&A costs. The restructuring costs for 2010 included $6.0 million of facility and other exit and impairment costs, $53.5 million of employee severance, termination benefits and employee relocation costs, and $17.9 million of exited contractual commitments and other restructuring costs. The restructuring costs for 2009 included $32.4 million of facility and other exit and impairment costs, $48.8 million of employee severance, termination benefits and employee relocation costs, and $18.8 million of exited contractual commitments and other restructuring costs. See Footnote 4 of the Notes to Consolidated Financial Statements for further information.
Operating income for 2010 was 11.0% of net sales, or $623.5 million, versus 10.5% of net sales, or $575.3 million for 2009. The 50 basis point improvement in operating margin is primarily attributable to productivity gains and improved product mix combined with lower restructuring costs and better leverage of structural SG&A as a result of increased sales, partially offset by increased spend for brand-building and other strategic SG&A activities and input cost inflation.
Net nonoperating expenses for 2010 increased $183.0 million to $329.7 million compared to $146.7 million for 2009. During 2010, the Company executed a series of transactions under its Capital Structure Optimization Plan under which losses related to extinguishments of debt of $218.6 million were recognized. See Footnote 9 of the Notes to Consolidated Financial Statements for further information. The increase in net nonoperating expenses attributable to the losses associated with the Capital Structure Optimization Plan was partially offset by a $21.6 million decline in interest expense due to lower outstanding debt levels and lower interest rates. In addition, the Company recognized a foreign exchange gain of $5.6 million during 2010 associated with the Company’s transition to the SITME rate for remeasuring the Company’s Venezuelan assets and liabilities denominated in Bolivar Fuerte. See Footnote 1 of the Notes to Consolidated Financial Statements for further information.
The Company recognized income tax expense of $5.6 million in 2010 compared to $142.8 million in 2009, representing effective rates of 1.9% and 33.3%, respectively. In 2010, the Company entered into a binding closing agreement related to its 2005 and 2006 U.S. Federal income tax examination, including all issues that were at the IRS Appeals Office, which resulted in a significant reduction to the Company’s unrecognized tax benefits in the amount of $63.6 million, including penalties and interest. In addition, the Company’s pretax income was $134.8 million lower in 2010 primarily due to charges associated with the Capital Structure Optimization Plan, and the charges were deductible at a higher rate than the Company’s overall tax rate. As a result of the charges associated with the Capital Structure Optimization Plan, the Company recognized lower income tax expense and a lower effective tax rate in 2010 compared to 2009. See Footnote 16 of the Notes to Consolidated Financial Statements for further information.

Business Segment Operating Results:
2011 vs. 2010 Business Segment Operating Results
Net sales by segment were as follows for the years ended December 31, (in millions, except percentages):

	2011	2010	% Change
Newell Consumer	$3,109.5	$3,033.8	2.5%
Newell Professional	2,074.7	1,924.2	7.8
Baby & Parenting	680.4	700.2	(2.8)
Total net sales	$5,864.6	$5,658.2	3.6%
The following table sets forth an analysis of changes in net sales in each segment for 2011 as compared to 2010:

	Newell Consumer	Newell Professional	Baby & Parenting
Core sales	1.0%	5.7%	(5.5)%
Foreign currency	1.5	2.1	2.7
Total change in net sales	2.5%	7.8%	(2.8)%

Operating income (loss) by segment was as follows for the year ended December 31, (in millions, except percentages):

	2011	2010	% Change
Newell Consumer	$475.8	$450.7	5.6%
Newell Professional	287.6	293.7	(2.1)
Baby & Parenting	51.6	53.4	(3.4)
Impairment charges	(382.6)	—	NMF
Corporate (1)	(125.1)	(96.9)	(29.1)
Restructuring costs	(50.1)	(77.4)	35.3
Total operating income	$257.2	$623.5	(58.7)%
NMF - Not meaningful

(1) Includes restructuring-related costs of $37.4 million and $15.2 million for 2011 and 2010, respectively, associated with the European Transformation Plan, and also includes $6.3 million of incremental costs associated with the Company's Chief Executive Officer transition in 2011.
Newell Consumer
Net sales for 2011 were $3,109.5 million, an increase of $75.7 million, or 2.5%, from $3,033.8 million for 2010. Core sales increased 1.0%, which was primarily attributable to high single-digit core sales growth in the Culinary Lifestyles GBU, due to new product launches and distribution gains. In the writing category, both the Fine Writing & Luxury Accessories and Writing & Creative Expression GBUs realized low single-digit core sales growth due to new product launches and geographic expansion. The core sales growth in the Writing & Creative Expression GBU was impacted by an estimated $5 to $10 million of sales shifted from 2011 to the fourth quarter of 2010 due to customer order acceleration to qualify for annual volume rebates. Foreign currency had a favorable impact of 1.5%.
Operating income for 2011 was $475.8 million, or 15.3% of net sales, an increase of $25.1 million, or 5.6%, from $450.7 million, or 14.9% of net sales, for 2010. The 40 basis point increase in operating margin is primarily attributable to pricing, productivity and lower structural SG&A costs, partially offset by input cost inflation. In constant currency, SG&A costs as a percentage of net sales decreased 90 basis points due to lower structural SG&A costs, including lower incentive compensation, partially offset by higher SG&A spend to support geographic expansion, new market entries and distribution gains.
Newell Professional
Net sales for 2011 were $2,074.7 million, an increase of $150.5 million, or 7.8%, from $1,924.2 million for 2010. Core sales increased 5.7%. Double-digit core sales growth in the Industrial Products & Services GBU, high single-digit core sales growth in the Commercial Products GBU and mid-single-digit core sales growth in the Labeling Technology & Integrated Solutions GBU contributed to the core sales increase. Excluding the impacts of currency, the segment’s international sales increased high single-digits due to strong core sales growth in emerging markets, and North American sales increased mid-single-digits. Foreign currency had a favorable impact of 2.1%.
Operating income for 2011 was $287.6 million, or 13.9% of net sales, a decrease of $6.1 million, or 2.1%, from $293.7 million, or 15.3% of net sales, for 2010. The 140 basis point decrease in operating margin was attributable to input cost inflation and unfavorable product mix, partially offset by pricing and productivity. Increases in structural SG&A costs and increased investments in strategic SG&A costs were commensurate with the increase in core sales.
Baby & Parenting
Net sales for 2011 were $680.4 million, a decrease of $19.8 million, or 2.8%, from $700.2 million for 2010. Core sales decreased 5.5% due primarily to continued economic pressure and declines in birth rates in the North American and European markets.
Operating income for 2011 was $51.6 million, or 7.6% of net sales, a decrease of $1.8 million, or 3.4%, from $53.4 million, or 7.6% of net sales, for 2010. Operating margins were favorably impacted by pricing and productivity, which more than offset the impacts of inflation. In constant currency, SG&A costs as a percentage of net sales increased 90 basis points due to the core sales decline as increased investments in strategic SG&A costs were offset by lower structural SG&A costs, including lower incentive compensation.

2010 vs. 2009 Business Segment Operating Results
Net sales by segment were as follows for the year ended December 31, (in millions, except percentages):

	2010	2009	% Change
Newell Consumer	$3,033.8	$3,029.0	0.2%
Newell Professional	1,924.2	1,750.8	9.9
Baby & Parenting	700.2	703.6	(0.5)
Total net sales	$5,658.2	$5,483.4	3.2%
The following table sets forth an analysis of changes in net sales in each segment for 2010 as compared to 2009:

	Newell Consumer	Newell Professional	Baby & Parenting
Core sales	3.5%	8.8%	(0.7)%
Foreign currency	(0.6)	1.1	0.2
Product line exits and rationalizations	(2.7)	—	—
Total change in net sales	0.2%	9.9%	(0.5)%
Operating income (loss) by segment was as follows for the year ended December 31, (in millions, except percentages):

	2010	2009	% Change
Newell Consumer	$450.7	$433.6	3.9%
Newell Professional	293.7	286.0	2.7
Baby & Parenting	53.4	36.3	47.1
Corporate (2)	(96.9)	(80.6)	(20.2)
Restructuring costs	(77.4)	(100.0)	22.6
Total operating income	$623.5	$575.3	8.4%
(2) Includes restructuring-related costs of $15.2 million for 2010 associated with the European Transformation Plan.
Newell Consumer
Net sales for 2010 were $3,033.8 million, an increase of $4.8 million, or 0.2%, from $3,029.0 million for 2009. Core sales increased 3.5% as all four GBUs generated core sales growth in 2010. The increase in core sales was largely attributable to consumer-relevant innovation and increased advertising and promotion resulting in shelf space gains and incremental distribution. Mid-single-digit core sales growth in the Writing & Creative Expression, Fine Writing & Luxury Accessories and Culinary Lifestyles GBUs and low single-digit core sales growth in the Home, Organization & Style GBU contributed to the core sales increase. The impact of product line exits and rationalizations reduced sales by 2.7%, while foreign currency had an unfavorable impact of 0.6%.
Operating income for 2010 was $450.7 million, or 14.9% of net sales, an increase of $17.1 million, or 3.9%, from $433.6 million, or 14.3% of net sales, for 2009. The 60 basis point improvement in operating margin is attributable to productivity gains and reduced structural SG&A partially offset by input cost inflation and increased spend on brand-building and other strategic initiatives. In constant currency, SG&A costs as a percentage of net sales increased 20 basis points.

Newell Professional
Net sales for 2010 were $1,924.2 million, an increase of $173.4 million, or 9.9%, from $1,750.8 million for 2009. Core sales increases accounted for 8.8% of the year-over-year increase, as the impact of the business's investments in sales force expansion and international core sales growth were the primary drivers of the core sales increase. From a GBU perspective, the Labeling Technology & Integrated Solutions and Industrial Products & Services GBUs generated double-digit core sales growth. Favorable foreign currency accounted for 1.1% of the net sales increase.
Operating income for 2010 was $293.7 million, or 15.3% of net sales, an increase of $7.7 million, or 2.7%, from $286.0 million, or 16.3% of net sales, for 2009. The 100 basis point decline in operating margin was primarily attributable to input cost inflation combined with an increase in constant currency SG&A costs as a percentage of net sales, as the segment’s businesses increased spend for brand-building and other strategic SG&A activities.

Baby & Parenting
Net sales for 2010 were $700.2 million, a decrease of $3.4 million, or 0.5%, from $703.6 million for 2009. Core sales declined 0.7%, as economic pressure and declining birth rates in the North American and European markets affected the product category. Favorable foreign currency increased net sales 0.2%.
Operating income for 2010 was $53.4 million, or 7.6% of net sales, an increase of $17.1 million, or 47.1%, from $36.3 million, or 5.2% of net sales, for 2009. The 240 basis point increase in operating margin was primarily attributable to favorable product mix and productivity partially offset by inflation. In constant currency, SG&A costs as a percentage of net sales increased 70 basis points due to increased spend for brand-building and other strategic SG&A activities.

Liquidity and Capital Resources
Cash Flows

Cash and cash equivalents increased (decreased) as follows for the years ended December 31, (in millions):

	2011	2010	2009
Cash provided by operating activities	$561.3	$582.6	$602.8
Cash used in investing activities	(206.4)	(153.4)	(149.4)
Cash used in financing activities	(324.6)	(571.9)	(427.0)
Currency effect on cash and cash equivalents	0.3	4.0	(23.5)
Increase (decrease) in cash and cash equivalents	$30.6	$(138.7)	$2.9
In the cash flow statement, the changes in operating assets and liabilities are presented excluding the effects of changes in foreign currency exchange rates and the effects of acquisitions and divestitures. Accordingly, the amounts in the cash flow statement differ from changes in the operating assets and liabilities that are presented in the balance sheets.
Sources
Historically, the Company’s primary sources of liquidity and capital resources have included cash provided by operations, proceeds from divestitures, issuance of debt, and use of available borrowing facilities.
Cash provided by operating activities for 2011 was $561.3 million compared to cash provided by operating activities of $582.6 million for 2010. The $21.3 million year-over-year decline in operating cash flow was primarily driven by the following items:

•
higher customer program payments in 2011 compared to 2010, including higher amounts paid in 2011 for amounts earned in 2010 compared to customer program payments in 2010 for amounts earned in 2009, which resulted in an incremental $114.0 million use of cash in 2011, partially offset by

•	a $30.0 million decline in contributions to the Company’s primary U.S. defined benefit pension plan, from $50.0 million in 2010 to $20.0 million in 2011 and

•	a $43.4 million decline in cash paid for income taxes.
Cash provided by operating activities for 2010 was $582.6 million compared to $602.8 million for 2009. This reduction is primarily attributable to changes in working capital, specifically accounts receivable, inventory and accounts payable, as net changes in working capital generated cash of $237.5 million in 2009, as the Company implemented initiatives to significantly reduce inventory in 2009 due to the global economic downturn. The cash provided by net reductions in working capital in 2009 compared to a use of cash for working capital of $79.0 million in 2010. The year-over-year decline in cash provided by working capital of $316.5 million was offset by the following items:

•	a $48.2 million increase in operating income;

•	an $11.2 million decline in cash paid for interest;

•	a $31.7 million decline in cash paid for income taxes;

•	a $25.0 million decline in voluntary contributions to the Company’s primary U.S. defined benefit pension plan, from $75.0 million in 2009 to $50.0 million in 2010; and

•
$126.6 million of cash used in 2009 to settle foreign exchange contracts on intercompany financing arrangements, which is included in accrued liabilities and other in 2009, with similar settlements not occurring in 2010.

In July 2011, the Company sold its hand torch and solder business to an affiliate of Worthington Industries, Inc. ("Worthington") for cash consideration of $51.0 million, $8.0 million of which were held in escrow. The cash consideration paid to the Company also provided for settlement of all claims involving the Company’s litigation with Worthington.
During 2011, the Company made net payments of $34.4 million related to its short-term borrowing arrangements, including commercial paper and its receivables facility, and this compared to $133.6 million of net proceeds from these borrowing arrangements in 2010. The net proceeds in 2010 were used primarily to complete the Capital Structure Optimization Plan (the “Plan”).
During 2010, the Company substantially completed the Plan. The Plan included the issuance of $550.0 million of 4.70% senior notes due 2020. The Company used the proceeds from the sale of the new notes, cash on hand, and the $133.6 million of short-term borrowings to fund the repurchase of $500.0 million of shares of its common stock through an accelerated stock buyback program and to complete a cash tender offer for its outstanding $300.0 million principal amount of 10.60% notes due 2019, which resulted in the repurchase of $279.3 million principal amount of the notes. The Company received $544.9 million of net proceeds from the issuance of the 4.70% notes due 2020. In addition, the Company received $71.1 million of net proceeds associated with the settlement of the convertible note hedge and warrant transactions during 2010.
The Company received proceeds of $634.8 million from the issuance of debt in 2009. In March 2009, the Company completed the offering and sale of $300.0 million of 10.60% notes due 2019 and $345.0 million 5.5% senior convertible notes due 2014 (the "Convertible Notes"). The $624.3 million of net proceeds from these note issuances were used to complete the tender offers to repurchase $325.0 million principal amount of medium-term notes and purchase convertible note hedge transactions and for general corporate purposes. Also related to the issuance of the Convertible Notes, the Company entered into warrant transactions in which the Company sold warrants to third parties for approximately $32.7 million. During 2009, the Company borrowed and repaid $70.0 million under a 364-day receivables facility that was implemented in September 2009 and borrowed and repaid $125.0 million under its syndicated revolving credit facility.
Uses
Historically, the Company’s primary uses of liquidity and capital resources have included dividend payments, share repurchases, capital expenditures, payments on debt and acquisitions.
During 2011, the Company repaid the remaining $150.0 million outstanding principal amount of the unsecured three-year $400.0 million term loan (the "Term Loan"). In connection with the extinguishments of $20.2 million principal amount of the Convertible Notes, the Company paid $3.1 million in cash to the holders of such Convertible Notes during 2011.
In 2010, the Company completed a cash tender offer for $279.3 million of the $300.0 million principal amount of 10.60% notes due 2019 and paid cash of $402.2 million upon settlement. Pursuant to the Plan, the Company also completed an exchange offer for $324.7 million of the $345.0 million principal amount of Convertible Notes (the “Exchange Offer”) and issued 37.7 million shares of common stock and paid cash consideration of $52.0 million to holders accepting the Exchange Offer. The Company made payments on medium-term notes and other debt of $108.6 million and made payments of $200.0 million on its Term Loan during 2010.

The Company made aggregate payments on short- and long-term debt of $1,113.0 million during 2009. The $1,113.0 million of repayments in 2009 includes $329.7 million used to complete tender offers to repurchase $180.1 million principal amount of the $250.0 million medium-term notes due December 2009 and $144.9 million principal amount of the $250.0 million medium-term notes due May 2010 (the “Tender Offers”), the $448.0 million repayment of the floating-rate note issued under the Company's 2001 receivables facility, the repayment of $125.0 million of borrowings under a syndicated revolving credit facility, a $50.0 million principal payment on the Term Loan, and the repayment of the remaining $69.9 million principal amount outstanding of the $250.0 million medium-term notes due December 2009. Also, as part of the convertible note hedge transactions entered into in March 2009, the Company purchased call options from third parties for $69.0 million.
Aggregate dividends paid were $84.9 million, $55.4 million and $71.4 million for 2011, 2010 and 2009, respectively. The Company’s Board of Directors approved a 60% increase in the Company’s quarterly dividend from $0.05 per share to $0.08 per share, effective with the quarterly dividend paid in June 2011.
In August 2011, the Company announced a $300.0 million share repurchase program (the "SRP"). The SRP is authorized to run for a period of three years ending in August 2014. During 2011, the Company repurchased and retired 3.4 million shares pursuant to the SRP for $46.1 million.

Capital expenditures were $222.9 million, $164.7 million and $153.3 million for 2011, 2010 and 2009, respectively. The largest single capital project in all periods was the implementation of SAP, which represented $65.4 million, $45.3 million and $47.2 million of capital expenditures for 2011, 2010 and 2009, respectively.

The Company purchased noncontrolling interests in consolidated subsidiaries for $29.2 million during 2009.
During 2011, the Company paid $20.0 million in connection with acquisitions and acquisition-related activity.

Cash used for restructuring activities is included in changes in accrued liabilities and other in the Consolidated Statements of Cash Flows. Cash used for restructuring activities was $39.5 million, $72.8 million and $84.0 million for 2011, 2010 and 2009, respectively, and is included in the cash provided by operating activities. These payments relate primarily to employee severance, termination benefits and relocation costs.
Cash Conversion Cycle
The Company defines its cash conversion cycle as the sum of inventory and accounts receivable days outstanding (based on cost of products sold and net sales, respectively, for the most recent three-month period, including discontinued operations) minus accounts payable days outstanding (based on cost of products sold for the most recent three-month period, including discontinued operations) at the end of the year. The following table depicts the Company’s cash conversion cycle at December 31, (in number of days):

	2011	2010	2009
Accounts receivable	61	62	57
Inventory	68	69	70
Accounts payable	(46)	(47)	(44)
Cash conversion cycle	83	84	83
The Company’s cash conversion cycle is impacted by the seasonality of its businesses and generally tends to be longer in the first and second quarters, based on historical trends, due to inventory build-ups early in the year for seasonal sales activity and credit terms provided to customers. The Company's cash conversion cycle at December 31, 2011 approximated its cash conversion cycle at December 31, 2010 and 2009. The Company has leveraged the implementation of SAP in North America to improve working capital, with a focus on reducing the number of days of inventory on hand. The improvement in days of inventory on hand over the period from 2009 to 2011 was offset by an inventory build-up in late 2011 in advance of the SAP go-live in the European region planned for the first half of 2012 and increased safety stocks in North America related to the planned closure of the Greenville, Texas manufacturing facility.
Financial Position
The Company is committed to maintaining a strong financial position through maintaining sufficient levels of available liquidity, managing working capital, and monitoring the Company’s overall capitalization.

•
Cash and cash equivalents at December 31, 2011 were $170.2 million, and the Company had $800.0 million and $100.0 million of borrowing capacity under its revolving credit facility and receivables facility, respectively.

•
Working capital at December 31, 2011 was $487.1 million compared to $466.1 million at December 31, 2010, and the current ratio at December 31, 2011 was 1.29:1 compared to 1.28:1 at December 31, 2010. The increase in working capital and the current ratio is primarily attributable to a higher cash balance and lower accrued compensation, partially offset by higher combined levels of short-term and current portion of long-term debt.

•
The Company monitors its overall capitalization by evaluating total debt to total capitalization. Total debt to total capitalization is defined as the sum of short- and long-term debt, less cash, divided by the sum of total debt and stockholders’ equity, less cash. Total debt to total capitalization was 0.52:1 and 0.54:1 at December 31, 2011 and December 31, 2010, respectively.

Over the long-term, the Company plans to improve its current ratio and total debt to total capitalization by improving operating results, managing working capital and using cash generated from operations to repay outstanding debt. The Company has from time to time refinanced, redeemed or repurchased its debt and taken other steps to reduce its debt or lease obligations or otherwise improve its overall financial position and balance sheet. Going forward, depending on market conditions, its cash positions and other considerations, the Company may continue to take such actions.

Borrowing Arrangements
In December 2011, the Company entered into a five-year credit agreement (the "Credit Agreement") with a syndicate of banks. The Credit Agreement provides for an unsecured syndicated revolving credit facility with a maturity date of December 2, 2016, and an aggregate commitment at any time outstanding of up to $800.0 million (the "Facility"). The Facility provides the committed backup liquidity required to issue commercial paper and accordingly, commercial paper may be issued only up to the amount available for borrowing under the Facility. The Facility also provides for the issuance of up to $100.0 million of letters of credit, so long as there is a sufficient amount available for borrowing under the Facility. As of December 31, 2011, there were no borrowings or standby letters of credit issued or outstanding under the Facility, and there was no commercial paper outstanding. Concurrent with the Company’s entry into the Credit Agreement, the Company terminated its $665.0 million syndicated revolving credit facility, which was scheduled to expire in November 2012.
In addition to the committed portion of the Facility, the Credit Agreement provides for extensions of competitive bid loans from one or more lenders (at the lenders' discretion) of up to $500.0 million, which are not a utilization of the amount available for borrowing under the Facility.
In September 2011, the Company renewed its 364-day receivables financing facility that provides for maximum borrowings of up to $200.0 million such that it will expire in September 2012. As of December 31, 2011, aggregate borrowings of $100.0 million were outstanding under the facility at a weighted-average interest rate of 1.0%.

The following table presents the maximum and average daily borrowings outstanding under the Company’s short-term borrowing arrangements during the years ended December 31, (in millions):

	2011		2010
Short-term Borrowing Arrangement	Maximum	Average	Maximum	Average
Commercial paper	$214.5	$80.0	$206.0	$24.9
Receivables financing facility	200.0	160.1	140.0	35.9
The indentures governing the Company’s medium-term notes contain usual and customary nonfinancial covenants. The Company’s borrowing arrangements other than the medium-term notes contain usual and customary nonfinancial covenants and certain financial covenants, including minimum interest coverage and maximum debt-to-total-capitalization ratios. As defined by the agreements governing the borrowing arrangements, minimum interest coverage ratio is computed as adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) divided by adjusted interest expense for the four most recent quarterly periods. Generally, maximum debt-to-total-capitalization is calculated as the sum of short-term and long-term debt, excluding the junior convertible subordinated debentures, divided by the sum of (i) total debt, (ii) total stockholders’ equity and (iii) a specified dollar amount ranging from $550.0 million to $750.0 million related to impairment charges incurred by the Company. As of December 31, 2011, the Company had complied with all covenants under the indentures and its other borrowing arrangements, and the Company could access the full borrowing capacity available under the Facility and the receivables facility and utilize the $900.0 million for general corporate purposes without exceeding the debt-to-total-capitalization limits in its financial covenants. A failure to maintain the financial covenants would impair the Company’s ability to borrow under the Facility and the receivables facility and may result in the acceleration of the repayment of certain indebtedness.
Debt
The Company has varying needs for short-term working capital financing as a result of the seasonal nature of its business. The volume and timing of production impacts the Company’s cash flows and has historically involved increased production in the first quarter of the year to meet increased customer demand through the remainder of the year. Working capital fluctuations have historically been financed through short-term financing arrangements, such as commercial paper or borrowings under the Facility or receivables facility.
As of December 31, 2011, the current portion of long-term debt and short-term debt totaled $367.5 million, including $100.0 million of borrowings under the receivables facility and $250.0 million principal amount of the 6.75% medium-term notes due March 2012. The Company plans to repay these amounts as they come due using short-term borrowings, and the Company expects to use cash flows from operations generated in the second half of 2012 to repay such short-term borrowings.
Total debt was $2.2 billion and $2.4 billion as of December 31, 2011 and 2010, respectively. Total debt decreased $192.1 million primarily due to the repayment of the remaining $150.0 million outstanding principal amount of the Term Loan and no commercial paper outstanding at December 31, 2011 compared to $34.0 million of commercial paper outstanding at December 31, 2010. Additionally, the Company extinguished an additional $20.2 million principal amount of Convertible Notes in exchange for total consideration of $47.8 million, consisting of 2.3 million shares of the Company’s common stock and cash of $3.1 million.

The following table presents the average outstanding debt and weighted-average interest rates for the years ended December 31, (in millions, except percentages):

	2011	2010	2009
Average outstanding debt	$2,351.3	$2,461.0	$2,843.7
Average interest rate (1)	3.6%	4.8%	4.9%
 (1) The average interest rate includes the impacts of fixed-for-floating interest rate swaps.
The Company’s floating-rate debt, which includes medium-term notes that are subject to fixed-for-floating interest rate swaps, was 17.7% and 56.3% of total debt as of December 31, 2011 and 2010, respectively. The reduction in floating-rate debt is primarily due to the termination and settlement of fixed-for-floating interest rate swaps relating to $750.0 million principal amount of medium-term notes with original maturity dates ranging between March 2012 and April 2013 and the repayment of $150.0 million remaining outstanding principal amount of the Term Loan during 2011. See Footnote 9 of the Notes to Consolidated Financial Statements for further details.

Pension and Other Postretirement Plan Obligations
The Company sponsors pension plans in the U.S. and in various other countries. The Company's ongoing funding requirements for its pension plans are largely dependent on the value of each of the plan's assets and the investment returns realized on plan assets as well as the interest rate environment. In 2011 and 2010, the Company made cash contributions of $20.4 million and $50.0 million, respectively, to its primary U.S. defined benefit pension plan. The Company expects to contribute approximately $105.0 million to its worldwide pension and other postretirement plans in 2012 based primarily on minimum contribution requirements.

Future increases or decreases in pension liabilities and required cash contributions are highly dependent on changes in interest rates and the actual return on plan assets. The Company determines its plan asset investment mix, in part, on the duration of each plan's liabilities. To the extent each plan's assets decline in value or do not generate the returns expected by the Company or to the extent the pension liabilities increase due to declines in interest rates or otherwise, the Company may be required to make contributions to the pension plans to ensure the pension obligations are adequately funded as required by law or mandate.
Dividends
The Company’s Board of Directors approved a 60% increase in the quarterly dividend from $0.05 per share to $0.08 per share, effective with the quarterly dividend paid in June 2011. The Company intends to maintain dividends at a level such that operating cash flows can be used to repay outstanding debt and improve its investment-grade credit rating.
The payment of dividends to holders of the Company’s common stock remains at the discretion of the Board of Directors and will depend upon many factors, including the Company’s financial condition, earnings, legal requirements and other factors the Board of Directors deems relevant.
Share Repurchase Program
In August 2011, the Company announced a $300.0 million share repurchase program (the "SRP"). Under the SRP, the Company may repurchase its own shares of common stock through a combination of a 10b5-1 automatic trading plan, discretionary market purchases or in privately negotiated transactions. The SRP is authorized to run for a period of three years ending in August 2014. During 2011, the Company repurchased 3.4 million shares pursuant to the SRP for $46.1 million, and such shares were immediately retired. The repurchase of additional shares will depend upon many factors, including the Company’s financial condition, liquidity and legal requirements.
Credit Ratings
The Company’s credit ratings are periodically reviewed by rating agencies. The Company’s current senior and short-term debt credit ratings from three credit rating agencies are listed below:

	Senior Debt Credit Rating	Short-term Debt Credit Rating	Outlook

Moody’s Investors Service	Baa3	P-3	Stable
Standard & Poor’s	BBB-	A-3	Stable
Fitch Ratings	BBB	F-2	Stable

Outlook
For the year ending December 31, 2012, the Company expects to generate cash flows from operations of $550 to $600 million after restructuring and restructuring-related cash payments of $110 to $120 million. The Company plans to fund capital expenditures of approximately $200 to $225 million, which include expenditures associated with the implementation of SAP in Europe.

Overall, the Company believes that available cash and cash equivalents, cash flows generated from future operations, access to capital markets, and availability under the Facility and receivables facility will be adequate to support the cash needs of existing businesses. The Company plans to use available cash, borrowing capacity, cash flows from future operations and alternative financing arrangements to repay debt maturities as they come due, including short-term debt of $103.6 million, primarily representing borrowings under the receivables facility, and $250.0 million principal amount of medium-term notes due March 2012.
Resolution of Income Tax Contingencies
In 2011, 2010 and 2009, the Company recorded $49.0 million, $79.3 million and $3.1 million, respectively, in net income tax benefits as a result of the favorable resolution of certain tax matters with taxing authorities and the expiration of the statute of limitations on certain tax matters. These benefits are reflected in the Company's 2011, 2010 and 2009 Consolidated Statements of Operations. The ultimate resolution of outstanding tax matters may be different than that reflected in the historical income tax provisions and accruals, which may adversely impact future operating results and cash flows.
Contractual Obligations, Commitments and Off-Balance Sheet Arrangements
The Company has outstanding debt obligations maturing at various dates through 2028. Certain other items, such as purchase commitments and other executory contracts, are not recognized as liabilities in the Company's consolidated financial statements but are required to be disclosed. Examples of items not recognized as liabilities in the Company's consolidated financial statements are commitments to purchase raw materials or inventory that has not yet been received as of December 31, 2011 and future minimum lease payments for the use of property and equipment under operating lease agreements.
The following table summarizes the effect that lease and other material contractual obligations are expected to have on the Company's cash flow in the indicated period. In addition, the table reflects the timing of principal and interest payments on borrowings outstanding as of December 31, 2011. Additional details regarding these obligations are provided in the Notes to Consolidated Financial Statements (in millions):

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Debt (1)	$2,176.8	$367.5	$503.0	$—	$1,306.3
Interest on debt (2)	762.5	91.1	145.2	134.4	391.8
Operating lease obligations (3)	408.2	110.7	139.8	71.3	86.4
Purchase obligations (4)	630.3	477.3	153.0	—	—
Total contractual obligations (5)	$3,977.8	$1,046.6	$941.0	$205.7	$1,784.5

(1)
Amounts represent contractual obligations based on the earliest date that the obligation may become due, excluding interest, based on borrowings outstanding as of December 31, 2011. For further information relating to these obligations, see Footnote 9 of the Notes to Consolidated Financial Statements.

(2)
Amounts represent estimated interest payable on borrowings outstanding as of December 31, 2011, excluding the impact of interest rate swaps that adjust the fixed rate to a floating rate for $250.0 million of medium-term notes. Interest on floating-rate debt was estimated using the rate in effect as of December 31, 2011. For further information, see Footnote 9 of the Notes to Consolidated Financial Statements.

(3)
Amounts represent contractual minimum lease obligations on operating leases as of December 31, 2011. For further information relating to these obligations, see Footnote 12 of the Notes to Consolidated Financial Statements.

(4)
Primarily consists of purchase commitments entered into as of December 31, 2011 for finished goods, raw materials, components and services pursuant to legally enforceable and binding obligations, which include all significant terms.

(5)	Total does not include contractual obligations reported on the December 31, 2011 balance sheet as current liabilities, except for current portion of long-term debt and short-term debt.
The Company also has liabilities for uncertain tax positions and unrecognized tax benefits. As a large taxpayer, the Company is under audit from time-to-time by the IRS and other taxing authorities, and it is possible that the amount of the liability for uncertain tax positions and unrecognized tax benefits could change in the coming year. While it is possible that one or more of these examinations may be resolved in the next year, the Company is not able to reasonably estimate the timing or the amount by which the liability will increase or decrease over time; therefore, the $100.5 million in unrecognized tax benefits, including interest and penalties, at December 31, 2011 is excluded from the preceding table. See Footnote 16 of the Notes to Consolidated Financial Statements for additional information.
Additionally, the Company has obligations with respect to its pension and other postretirement benefit plans, which are excluded from the preceding table. The timing and amounts of the funding requirements are uncertain because they are dependent on interest rates and actual returns on plan assets, among other factors. As of December 31, 2011, the Company had liabilities of $660.9 million related to its unfunded and underfunded pension and other postretirement benefit plans for which the Company expects to make contributions of $105.0 million in 2012. See Footnote 13 of the Notes to Consolidated Financial Statements for further information.
As of December 31, 2011, the Company had $46.5 million in standby letters of credit primarily related to the Company's self-insurance programs, including workers' compensation, product liability and medical. See Footnote 20 of the Notes to Consolidated Financial Statements for further information.

As of December 31, 2011, the Company did not have any significant off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Policies
The Company's accounting policies are more fully described in Footnote 1 of the Notes to Consolidated Financial Statements. As disclosed in that footnote, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying footnotes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the Consolidated Financial Statements. The following sections describe the Company's critical accounting policies.
Sales Recognition
Sales of merchandise and freight billed to customers are recognized when title passes and all substantial risks of ownership transfer, which generally occurs either upon shipment or upon delivery based upon contractual terms. Sales are net of provisions for cash discounts, returns, customer discounts (such as volume or trade discounts), cooperative advertising and other sales-related discounts.
Recovery of Accounts Receivable
The Company evaluates the collectibility of accounts receivable based on a combination of factors. When aware of a specific customer's inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position, the Company records a specific reserve for bad debt to reduce the related receivable to the amount the Company reasonably believes is collectible. The Company also records reserves for bad debt for all other customers based on a variety of factors, including the length of time the receivables are past due and historical collection experience. Accounts are reviewed for potential write-off on a case-by-case basis. Accounts deemed uncollectible are written off, net of expected recoveries. If circumstances related to specific customers change, the Company's estimates of the recoverability of receivables could be further adjusted.
Inventory Reserves
The Company reduces its inventory value for estimated obsolete and slow-moving inventory in an amount equal to the difference between the cost of inventory and the net realizable value based upon assumptions about future demand and market conditions. Net provisions for excess and obsolete inventories, including shrink reserves, totaled $26.9 million, $18.4 million and $57.0 million in 2011, 2010 and 2009, respectively, and are included in cost of products sold. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.
Goodwill and Other Indefinite-Lived Intangible Assets
The Company performs its annual impairment testing of goodwill at a reporting unit level, and all of the Company's goodwill is assigned to the Company's reporting units. Reporting units, which are referred to as the Company's Global Business Units (“GBU”), are one level below the operating segment level. The GBU is the Company's core organizing concept, and each GBU supports one or more of the Company's key brands worldwide. The Company has not had any material changes to the reporting units identified and used to test goodwill for impairment since January 1, 2009 due to restructuring activities or otherwise. Acquired businesses, if any, including goodwill arising from such transactions, are integrated into the Company's existing reporting units.
The Company had 13 reporting units with total goodwill of $2.8 billion as of July 1, 2011, prior to the completion of its annual impairment testing. Five of the Company's 13 reporting units accounted for approximately 70 percent of the Company's total goodwill. These five reporting units were as follows: Baby & Parenting; Rubbermaid Commercial Products; Industrial Products & Services; Markers, Highlighters, Art & Office Organization; and Technology.
The Company conducts its annual test of impairment of goodwill as of the first day of the third quarter because it generally coincides with its annual strategic planning process. The Company also tests for impairment if events and circumstances indicate that it is more likely than not that the fair value of a reporting unit is below its carrying amount. For example, if macroeconomic factors, such as consumer demand and consumer confidence, deteriorate materially such that the Company's reporting units' projected sales and operating income decline significantly relative to previous estimates, the Company will perform an interim test to assess whether goodwill is impaired. Other than the annual impairment test, the Company determined that no tests of impairment were necessary during 2011.
In the Company's goodwill impairment testing, if the carrying amount of a reporting unit is greater than its fair value, impairment may be present. Estimates made by management in performing its impairment testing may impact whether or not an impairment charge is necessary and the magnitude of the corresponding impairment charge to the extent one is recorded. The Company uses multiple valuation approaches in its impairment testing, each of which requires estimates to arrive at an estimate of fair value. For the Company's reporting units that are stable businesses and have a history of generating positive operating income and cash flows, the Company relies on a multiple of earnings approach to assess fair value. The material assumptions used to value a reporting unit using this approach are the reporting units' estimated financial performance for the remainder of the year and the applicable multiple to apply to earnings before interest, taxes, depreciation and amortization (“EBITDA”). The estimated financial performance for the remainder of the year is based on the Company's internal forecasting process. To determine the EBITDA multiple, the Company obtains information from third parties on EBITDA multiples observed for recent acquisitions and other transactions in the marketplace for comparable businesses. The Company also evaluates the EBITDA multiples of publicly traded companies that are in the same industry and are comparable to each reporting unit and compares the EBITDA multiples of the publicly traded companies to the multiples used by the Company to estimate the fair value of each reporting unit. The Company evaluates the EBITDA multiples used to value the reporting units relative to the Company's market capitalization plus an equity control premium. The equity control premium is defined as the sum of the individual reporting units' estimated market values compared to the Company's market value, with the sum of the individual values typically being larger than the market value of the Company. The Company considers premiums paid by acquirers of comparable businesses to determine the reasonableness of the implied control premium.
The EBITDA multiple observed in the marketplace for publicly traded companies that are comparable to the reporting units ranged from 6 to 12. In using the EBITDA multiples, the Company compared the aggregate value of all reporting units to the Company's total market value to validate the aggregate values of the reporting units resulted in a reasonable implied equity control premium. The Company considers several factors in estimating the EBITDA multiple applicable to each reporting unit, including the reporting unit's market position, brand awareness, gross and operating margins, and prospects for growth, among other factors. After adjusting the EBITDA multiples for the reporting units, no potential goodwill impairment was indicated for reporting units for which this approach was used. Furthermore, the Company's equity market value at July 1, 2011 of approximately $4.7 billion was significantly in excess of its book value of stockholders' equity of approximately $2.2 billion. For the impairment test as of July 1, 2011, if each reporting unit's EBITDA multiple were reduced by 1.0 from the 6 to 12 multiple used for each reporting unit, all reporting units where the EBITDA multiple approach was used to value the reporting unit would have passed step one of the goodwill impairment test.
The Company relies on a discounted cash flow approach to value reporting units in certain circumstances, such as when the reporting unit is growing at a significantly slower rate than planned, is declining at a significantly faster rate than the overall market, has experienced significant losses, is in a stage of hyper-growth, is executing significant restructuring efforts, or is in a stage of development where it has not yet fully realized the benefits of scale and operating efficiencies. The Company used the discounted cash flow approach to value the Baby & Parenting and Hardware reporting units for the annual impairment test as of July 1, 2011. The material assumptions used to value a reporting unit using the discounted cash flow approach are the future financial performance and cash flows of the reporting unit, the discount rate, and the working capital investment required. Estimates of future financial performance include estimates of future sales growth rates, raw material and sourced product costs, currency fluctuations, and operating efficiencies to be realized. The Company determines a discount rate based on an estimate of a reasonable risk-adjusted return an investor would expect to realize on an investment in the reporting unit. In using the discounted cash flow approach to value the Baby & Parenting and Hardware reporting units in 2011, the Company generally used average compound long-term sales growth rates of 2% to 3%, average operating margins of 7% to 9%, and discount rates ranging from 12% to 14%. The Company concluded that the Baby & Parenting and Hardware reporting units did not pass step one of the goodwill impairment test based on the values determined using the discounted cash flow approach.
When the estimated fair value of a reporting unit is less than its carrying value, the Company measures the amount of goodwill impairment, if any, based on the estimated fair value of the underlying assets and liabilities of the reporting unit, including any unrecognized intangible assets, and estimates the implied fair value of goodwill (step two). The Company identifies unrecognized intangible assets, such as trade names and customer relationships, and uses discounted cash flow models to estimate the values of the reporting unit's recognized and unrecognized intangible assets. The estimated values of the reporting unit's intangible assets and net tangible assets are deducted from the reporting unit's total fair value to determine the implied fair value of goodwill. An impairment charge is recognized to the extent the recorded goodwill exceeds the implied fair value of goodwill. Based on the results of step one tests performed for each reporting unit as of July 1, 2011, the Company determined that step two tests were required for the Baby & Parenting and Hardware reporting units.

The Company determined goodwill at its Baby & Parenting and Hardware reporting units was impaired using the discounted cash flow approach in step two of the goodwill impairment test. The impairments generally resulted from declines in sales projections relative to previous estimates due to economic and market factors based in large part on actual declines in sales in the first half of 2011, which adversely impacted projected operating margins and net cash flows for these reporting units. The decline in anticipated future cash flows adversely affected the estimated fair value of the reporting units and resulted in the estimated fair value of the Baby & Parenting and Hardware reporting units being less than their net assets (including goodwill).

The Company recorded goodwill impairment charges of $305.5 million and $64.7 million for the Baby & Parenting and Hardware reporting units, respectively. The Company’s Baby & Parenting reporting unit had $134.0 million of goodwill remaining at December 31, 2011, and the Company’s Hardware reporting unit had no goodwill remaining at December 31, 2011. With respect to the discounted cash flow analysis used to determine the estimated fair value of the Baby & Parenting reporting unit, if the discount rate used to estimate the fair value of the Baby & Parenting reporting unit decreased 100 basis points, the estimated value of the reporting unit would have increased $73 million. As a result, the Baby & Parenting reporting unit would have passed step one of the goodwill impairment test and, therefore, the Company would not have recorded a goodwill impairment charge for the Baby & Parenting reporting unit in 2011. If the discount rate increased 100 basis points, the estimated fair value of the Baby & Parenting reporting unit would have declined by approximately $58 million, which would have resulted in additional impairment charges recorded during 2011 for the Baby & Parenting reporting unit. In step two of the goodwill impairment test for the Baby & Parenting reporting unit, the Company estimated the value of the Baby & Parenting trade names using a discounted cash flow model using the relief-from-royalty method, which requires an estimate of royalties that could be derived in the future use of the assets were the Company to license the use of the trade names. If the estimated value assigned to the trade names increases, the implied fair value of the goodwill decreases and results in a greater impairment charge, and if the estimated value assigned to the trade names decreases, the implied fair value of the goodwill increases and results in a lower impairment charge. In valuing the trade names, the Company generally used estimated royalty rates ranging from 1% to 4% of net sales. If the royalty rates used to estimate the value of trade names increased (decreased) 100 basis points, the value of the Baby & Parenting trade names would have increased (decreased) $56 million and would have resulted in $56 million more (less) goodwill impairment.
If the discount rate used to estimate the fair value of the Hardware reporting unit decreased 100 basis points, the estimated fair value of the reporting unit would have increased $9 million. However, although the Hardware reporting unit would still not have passed step one of the goodwill impairment test, the goodwill impairment charge recorded in 2011 would have been reduced. If the discount rate for the Hardware reporting unit increased 100 basis points, the estimated fair value of the reporting unit would have declined; however, the goodwill impairment charge recorded during 2011 for the Hardware reporting unit would not have changed since all of the Hardware goodwill was included in the goodwill impairment charge.
Other than the two reporting units for which goodwill impairment charges were recorded, the Company has no reporting units whose estimated fair values at July 1, 2011 exceeded net assets by less than 10% of the reporting unit’s net assets.
The Company's indefinite-lived intangible assets totaled $320.5 million as of July 1, 2011. The Company assesses the fair value of its indefinite-lived intangible assets using a discounted cash flow model using the relief-from-royalty method, which estimates royalties to be derived in the future use of the asset were the Company to license the use of the trademark or trade name. An impairment charge for indefinite-lived intangible assets is recorded if the carrying amount of an indefinite-lived intangible asset exceeds the estimated fair value on the measurement date. The Company completed its annual impairment test of indefinite-lived intangible assets as of July 1, 2011 and recorded an impairment charge of approximately $6 million relating to a trade name in the Baby & Parenting reporting unit.
The Company considers qualitative and quantitative factors in determining whether impairment testing of the trademark and trade name assets is necessary at dates other than the annual impairment testing date, such as whether the Company has plans to abandon or significantly reduce the use of a trademark or trade name. Based on consideration of these factors, the Company determined that no impairment indicators have been present, and therefore, impairment testing as of a date other than July 1, 2011 was not required during 2011.
The Company had 13 reporting units with total goodwill of $2.4 billion as of December 31, 2011, after the completion of its annual impairment testing. Five of the Company's 13 reporting units accounted for approximately 74 percent of the Company's total goodwill. These five reporting units were as follows: Rubbermaid Commercial Products; Industrial Products & Services; Everyday Writing; Markers, Highlighters, Art & Office Organization; and Technology. The Company also had $311.3 million of indefinite-

lived intangible assets as of December 31, 2011. The Company cannot predict the occurrence of events that might adversely affect the reported value of goodwill and other intangible assets. Such events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Company's customer base and net sales, a material negative change in its relationships with significant customers, or sustained declines in the Company's market capitalization relative to its reported stockholders' equity. The Company periodically evaluates the impact of economic and other conditions on the Company and its reporting units to assess whether impairment indicators are present. The Company may be required to perform additional impairment tests based on changes in the economic environment and other factors, which could result in impairment charges in the future. Although management cannot predict when improvements in macroeconomic conditions will occur, if consumer confidence and consumer spending decline significantly in the future or if commercial and industrial economic activity deteriorates significantly from current levels, it is reasonably likely the Company will be required to record impairment charges in the future.
Capitalized Software Costs
The Company capitalizes costs associated with internal-use software during the application development stage after both the preliminary project stage has been completed and the Company's management has authorized and committed to funding for further project development. Capitalized internal-use software costs include: (i) external direct costs of materials and services consumed in developing or obtaining the software; (ii) payroll and payroll-related costs for employees who are directly associated with and who devote time directly to the project; and (iii) interest costs incurred while developing the software. Capitalization of these costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose. The Company expenses as incurred research and development, general and administrative, and indirect costs associated with internal-use software. In addition, the Company expenses as incurred training, maintenance and other internal-use software costs incurred during the post-implementation stage. Costs associated with upgrades and enhancements of internal-use software are capitalized only if such modifications result in additional functionality of the software. The Company capitalized $70.3 million of software costs during 2011, which primarily relate to employee, consultant and related personnel costs incurred in the rollout of SAP at the Company's Décor GBU and the European region. Capitalized software costs net of accumulated amortization were $261.3 million at December 31, 2011. Capitalized interest costs included in capitalized software were not material as of December 31, 2011.
The Company amortizes internal-use software costs using the straight-line method over the estimated useful life of the software, which typically ranges from three to 12 years. Capitalized software costs are evaluated annually for indicators of impairment, including but not limited to a significant change in available technology or the manner in which the software is being used. Impaired items are written down to their estimated fair values.
Other Long-Lived Assets
The Company continuously evaluates if impairment indicators related to its property, plant and equipment and other long-lived assets are present. These impairment indicators may include a significant decrease in the market price of a long-lived asset or asset group, a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition, or a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group. If impairment indicators are present, the Company estimates the future cash flows for the asset or group of assets. The sum of the undiscounted future cash flows attributable to the asset or group of assets is compared to their carrying amount. The cash flows are estimated utilizing various assumptions regarding future revenue and expenses, working capital, and proceeds from asset disposals on a basis consistent with the Company's strategic plan. If the carrying amount exceeds the sum of the undiscounted future cash flows, the Company discounts the future cash flows using a discount rate required for a similar investment of like risk and records an impairment charge as the difference between the fair value and the carrying value of the asset group. Generally, the Company performs its testing of the asset group at the product-line level, as this is the lowest level for which identifiable cash flows are available.
Product Liability Reserves
The Company has a self-insurance program for product liability that includes reserves for self-retained losses and certain excess and aggregate risk transfer insurance. The Company uses historical loss experience combined with actuarial evaluation methods, review of significant individual files and the application of risk transfer programs in determining required product liability reserves. The Company's actuarial evaluation methods take into account claims incurred but not reported when determining the Company's product liability reserve. The Company has product liability reserves of $39.7 million as of December 31, 2011. While the Company believes that it has adequately reserved for these claims, the ultimate outcome of these matters may exceed the amounts recorded by the Company, and such additional losses may be material to the Company's Consolidated Financial Statements.
Legal and Environmental Reserves
The Company is subject to losses resulting from extensive and evolving federal, state, local, and foreign laws and regulations, as well as contract and other disputes. The Company evaluates the potential legal and environmental losses relating to each specific case and determines the probable loss based on historical experience and estimates of cash flows for certain environmental matters. The estimated losses take into account anticipated costs associated with investigative and remediation efforts where an assessment has indicated that a probable liability has been incurred and the cost can be reasonably estimated. No insurance recovery is taken into account in determining the Company's cost estimates or reserve, nor do the Company's cost estimates or reserve reflect any discounting for present value purposes, except with respect to long-term operations and maintenance, Comprehensive Environmental Response Compensation and Liability (“CERCLA”) and other matters which are estimated at present value. The Company's estimate of environmental response costs associated with these matters as of December 31, 2011 ranged between $21.6 million and $25.6 million. As of December 31, 2011, the Company had a reserve of $21.9 million for such environmental response costs in the aggregate, which is included in other accrued liabilities and other noncurrent liabilities in the Consolidated Balance Sheet.
Income Taxes
In accordance with relevant authoritative guidance, the Company accounts for deferred income taxes using the asset and liability approach. Under this approach, deferred income taxes are recognized based on the tax effects of temporary differences between the financial statement and tax bases of assets and liabilities, as measured by current enacted tax rates. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized. No provision is made for the U.S. income taxes on the undistributed earnings of non-U.S. subsidiaries, as substantially all such earnings are permanently reinvested.
The Company's income tax provisions are based on calculations and assumptions that are subject to examination by the IRS and other tax authorities. Although the Company believes that the positions taken on previously filed tax returns are reasonable, it has established tax and interest reserves in recognition that various taxing authorities may challenge the positions taken, which could result in additional liabilities for taxes and interest. The Company regularly reviews its deferred tax assets for recoverability considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies.
For uncertain tax positions, the Company applies the provisions of relevant authoritative guidance, which requires application of a “more likely than not” threshold to the recognition and derecognition of tax positions. The Company's ongoing assessments of the more likely than not outcomes of tax authority examinations and related tax positions require significant judgment and can increase or decrease the Company's effective tax rate as well as impact operating results. See Footnote 16 of the Notes to Consolidated Financial Statements for further information.
Pensions and Other Postretirement Benefits
Pension and other postretirement benefit costs and liabilities are dependent on assumptions used in calculating such amounts. The primary assumptions include factors such as discount rates, health care cost trend rates, expected return on plan assets, mortality rates and rate of compensation increases, as discussed below:

•
Discount rates: The Company generally estimates the discount rate for its pension and other postretirement benefit obligations using an iterative process based on a hypothetical investment in a portfolio of high-quality bonds that approximate the estimated cash flows of the pension and other postretirement benefit obligations. The Company believes this approach permits a matching of future cash outflows related to benefit payments with future cash inflows associated with bond coupons and maturities.

•	Health care cost trend rate: The Company's health care cost trend rate is based on historical retiree cost data, near-term health care outlook, and industry benchmarks and surveys.

•
Expected return on plan assets: The Company's expected return on plan assets is derived from reviews of asset allocation strategies and historical and anticipated future long-term performance of individual asset classes. The Company's analysis gives consideration to historical returns and long-term, prospective rates of return.

•	Mortality rates: Mortality rates are based on actual and projected plan experience.

•	Rate of compensation increase: The rate of compensation increases reflects the Company's long-term actual experience and its outlook, including consideration of expected rates of inflation.

In accordance with generally accepted accounting principles, actual results that differ from the assumptions are accumulated and amortized over future periods, and therefore, generally affect recognized expense and the recorded obligation in future periods. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect the Company's pension and other postretirement plan obligations and future expense. See Footnote 13 of the Notes to Consolidated Financial Statements for additional information on the assumptions used. The following tables summarize the Company's pension and other postretirement plan assets and obligations included in the Consolidated Balance Sheet as of December 31, 2011 (in millions):

	U.S.	International
Pension plan assets and obligations, net:
Prepaid benefit cost	$—	$23.9
Accrued current benefit cost	(17.7)	(4.6)
Accrued noncurrent benefit cost	(402.3)	(71.1)
Net liability recognized in the Consolidated Balance Sheet	$(420.0)	$(51.8)

		U.S.
Other postretirement benefit obligations:
Accrued current benefit cost		$(13.6)
Accrued noncurrent benefit cost		(151.6)
Liability recognized in the Consolidated Balance Sheet		$(165.2)
The following table summarizes the net pretax cost associated with pensions and other postretirement benefit obligations in the Consolidated Statement of Operations for the year ended December 31, (in millions):

	2011	2010	2009
Net pension cost	$19.5	$21.5	$18.1
Net postretirement benefit costs	8.4	9.2	8.7
Total	$27.9	$30.7	$26.8
The Company used weighted-average discount rates of 5.3% to determine the expenses for 2011 for the pension and postretirement plans. The Company used a weighted-average expected return on assets of 7.3% to determine the expense for the pension plans for 2011. The following table illustrates the sensitivity to a change in certain assumptions for the pension and postretirement plan expenses, holding all other assumptions constant (in millions):

Impact on 2011 Expense
25 basis point decrease in discount rate	$1.0
25 basis point increase in discount rate	$(1.0)
25 basis point decrease in expected return on assets	$2.8
25 basis point increase in expected return on assets	$(2.8)
The total projected benefit obligations of the Company's pension and postretirement plans as of December 31, 2011 were $1.59 billion and $165.2 million, respectively. The Company used a weighted-average discount rate of 4.6% to determine the projected benefit obligations for the pension and postretirement plans as of December 31, 2011.
The following table illustrates the sensitivity to a change in certain assumptions for the projected benefit obligation for the pension and postretirement plans, holding all other assumptions constant (in millions):

December 31, 2011 Impact on PBO
25 basis point decrease in discount rate	$57.8
25 basis point increase in discount rate	$(54.8)

The Company has $501.3 million (after-tax) of net unrecognized pension and other postretirement losses ($774.8 million pretax) included as a reduction to stockholders' equity at December 31, 2011. The unrecognized gains and losses primarily result from changes to life expectancies and other actuarial assumptions, changes in discount rates, as well as actual returns on plan assets being more or less than expected. The unrecognized gain (loss) for each plan is amortized to expense over the life of each plan. The net amount amortized to expense totaled $20.5 million (pretax) in 2011, and amortization of unrecognized net losses is expected to continue to result in increases in pension and other postretirement plan expenses for the foreseeable future. Changes in actuarial assumptions, actual returns on plan assets and changes in the actuarially determined life of the plans impact the amount of unrecognized gain (loss) recognized as expense annually.
Recent Accounting Pronouncements
See Exhibit 99.2, “Financial Statements and Supplementary Data—Footnote 1—Description of Business and Significant Accounting Policies—Recent Accounting Pronouncements.”
International Operations
For 2011, 2010 and 2009, the Company's non-U.S. businesses accounted for approximately 33%, 32% and 31% of net sales, respectively (see Footnote 19 of the Notes to Consolidated Financial Statements). Changes in both U.S. and non-U.S. net sales are shown below for the years ended December 31, (in millions, except percentages):

	2011	2010	2009	2011 vs. 2010 % Change	2010 vs. 2009 % Change
U.S.	$3,915.7	$3,870.3	$3,806.8	1.2%	1.7%
Non-U.S	1,948.9	1,787.9	1,676.6	9.0	6.6
	$5,864.6	$5,658.2	$5,483.4	3.6%	3.2%
The Company began accounting for its Venezuelan operations using highly inflationary accounting in January 2010. Under highly inflationary accounting, the Company remeasures assets, liabilities, sales and expenses denominated in Bolivar Fuertes into U.S. Dollars using the applicable exchange rate, and the resulting translation adjustments are included in earnings. As of December 31, 2011, the Company's Venezuelan subsidiary had $43.2 million of net monetary assets denominated in Bolivar Fuertes, and as a result, a 5% increase (decrease) in the applicable exchange rate would decrease (increase) the Company's pretax income by $2.2 million.
In May 2010, the Venezuelan government enacted reforms to its foreign currency exchange control regulations to close down the parallel exchange market. In early June 2010, the Venezuelan government introduced a newly regulated foreign currency exchange system, Transaction System for Foreign Currency Denominated Securities (“SITME”). Foreign currency exchange through SITME is allowed within a specified band of 4.5 to 5.3 Bolivar Fuerte to U.S. Dollar, but most of the exchanges have been executed at the rate of 5.3 Bolivar Fuerte to U.S. Dollar. The Company began applying the SITME rate of 5.3 Bolivar Fuerte to U.S. Dollar in May 2010. The transition to the SITME rate from the parallel rate did not have a material impact on the Company's consolidated net sales or operating income for 2010 compared to using the parallel rate for the same period. The transition to the SITME rate did result in a one-time foreign exchange gain of $5.6 million, which is recognized in other income in 2010. Since the introduction of SITME in June 2010, the Venezuelan government has held the rate constant at 5.3 Bolivar Fuerte to U.S. Dollar. However, future changes in the rate are possible, and such changes could materially impact the Company's net income, primarily as a result of foreign exchange gains and losses that would result from the change in the rate.
Prior to the use of the SITME rate, the Company's results in Venezuela in 2010 were being reflected in the consolidated financial statements at the parallel exchange rate, and during substantially all of 2009, the Company used the official rate of 2.15 to 1 U.S. Dollar to report the results of its Venezuelan operations. As a result of using the less favorable SITME rate and parallel rate during 2010, consolidated net sales and operating income declined 1% and 3%, respectively, for 2010 compared to 2009 due solely to the change in exchange rates used to translate the results of the Company's Venezuelan operations. The change in the rate does not impact reported changes in core sales, which exclude the impact of foreign currency.
Fair Value Measurements
Fair value is a market-based measurement, not an entity-specific measurement, defined as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Various valuation techniques exist for measuring fair value, including the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). These valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. The authoritative accounting guidance for fair value provides a hierarchy that prioritizes these two inputs to valuation techniques used to measure fair value into three broad levels.

The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices for identical assets or liabilities in active markets.

•
Level 2: Observable inputs other than quoted prices that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3: Unobservable inputs that reflect the reporting entity's own assumptions.
The Company's assets and liabilities adjusted to fair value at least annually are its money market fund investments, included in cash and cash equivalents; mutual fund investments, included in other assets; and derivative instruments, primarily included in prepaid expenses and other, other assets and other accrued liabilities, and these assets and liabilities are therefore subject to the measurement and disclosure requirements outlined in the authoritative guidance. The Company determines the fair value of its money market fund investments based on the values of the underlying assets (Level 2) and its mutual fund investments based on quoted market prices (Level 1). The Company generally uses derivatives for hedging purposes, and the Company's derivatives are primarily foreign currency forward contracts and interest rate swaps. The Company determines the fair value of its derivative instruments based on Level 2 inputs in the fair value hierarchy. Level 2 fair value determinations are derived from directly or indirectly observable (market-based) information.
Forward-Looking Statements
Forward-looking statements in this Report are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, but are not limited to, information or assumptions about the effects of sales, income/(loss), earnings per share, operating income or gross margin improvements or declines, Project Acceleration, the European Transformation Plan, the Capital Structure Optimization Plan, Project Renewal, capital and other expenditures, working capital, cash flow, dividends, capital structure, debt to capitalization ratios, debt ratings, availability of financing, interest rates, restructuring and restructuring-related costs, impairment and other charges, potential losses on divestitures, impacts of changes in accounting standards, pending legal proceedings and claims (including environmental matters), future economic performance, costs and cost savings (including raw material and sourced product inflation, productivity and streamlining), synergies, management’s plans, goals and objectives for future operations, performance and growth or the assumptions relating to any of the forward-looking statements. These statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. The Company cautions that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the Company’s dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power; changes in the prices of raw materials and sourced products and the Company’s ability to obtain raw materials and sourced products in a timely manner from suppliers; the Company’s ability to develop innovative new products and to develop, maintain and strengthen its end-user brands; the Company’s ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; the Company’s ability to implement successfully information technology solutions throughout its organization; the Company’s ability to improve productivity and streamline operations; changes to the Company’s credit ratings; significant increases in the funding obligations related to the Company’s pension plans due to declining asset values or otherwise; the imposition of tax liabilities greater than the Company’s provisions for such matters; the risks inherent in the Company’s foreign operations and those matters set forth in this Report generally and Item 1A to this Report. In addition, there can be no assurance that the Company has correctly identified and assessed all of the factors affecting the Company or that the publicly available and other information the Company receives with respect to these factors is complete or correct.